UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 2, 2011

DECKERS OUTDOOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-22446	95-3015862
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

495A South Fairview Avenue, Goleta, California  93117

(Address of principal executive offices) (Zip Code)

(805) 967-7611

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement

On September 2, 2011, Deckers Outdoor Corporation (“Deckers”) entered into a Purchase and Sale Agreement (the “Purchase Agreement”) for its new headquarters facility with Santa Barbara Realty Development, L.L.C., a Delaware limited liability company (“Seller”).  Under the terms of the Purchase Agreement, Deckers will acquire (the “Acquisition”) the property at 6601 Hollister Avenue, 6699 Hollister Avenue, 201 S. Los Carneros and 250 Coromar Drive, City of Goleta, Santa Barbara County, California, consisting of three (3) parcels on approximately 13.816 net acres of land (the “Property”).  As consideration for the Property, Deckers will pay the Seller an aggregate purchase price equal to $20,428,017 (the “Purchase Price”). The Purchase Price is subject to a $500,000 credit if the close of the escrow period occurs by December 30, 2011.

The parties each made representations, warranties and covenants in the Purchase Agreement that are customary for similar transactions.  In addition, the Acquisition is subject to customary closing conditions.  Deckers expects to incur additional costs in connection with the Acquisition, including advisors’ fees and other transaction-related expenses.

The foregoing description of the Purchase Agreement does not purport to be a complete and is qualified in its entirety by reference to the Purchase Agreement, which will be filed as an exhibit to the Company’s next periodic report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DECKERS OUTDOOR CORPORATION

Date: September 9, 2011
	By:	/s/ Thomas A. George
Name: Thomas A. George
Title: Chief Financial Officer